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                                                                   EXHIBIT 99.1

                                        CONTACTS:

                                        Sylvan Learning Systems, Inc.
                                        -----------------------------
                                        Lee McGee (Chief Financial Officer)
                                        (410) 843-8000
                                        Vickie Glazer (Media Contact)
                                        (410) 843-8732

                                        National Educational Corporation
                                        --------------------------------
                                        Connie McCluskey
                                        (714) 474-9483

FOR IMMEDIATE RELEASE
---------------------

                                        Morgen-Walke Associates
                                        -----------------------
                                        Donna Stein/Mitch Burd/
                                        Stephanie Conzelman (Investors)
                                        Stacy Berns/Jeff Siegel (Media)
                                        (212) 850-5600


                      SYLVAN LEARNING SYSTEMS TO ACQUIRE
                        NATIONAL EDUCATION CORPORATION

       Proposed Transaction to Create Leading Education Services Company


Baltimore, MD and Irvine, CA, March 12, 1997--Sylvan Learning Systems, Inc. (Nasdaq:SLVN) and National Education Corporation (NYSE:NEC) today announced the signing of a definitive agreement under which Sylvan will acquire National Education in a stock-for-stock transaction. The strategic business combination would create the world's leading education services company with combined revenues of approximately one-half billion dollars.

     Under the terms of the agreement, Sylvan would issue 0.58 shares of common stock for each share of National Education common stock, representing a value of $20.37 per National Education share, based on Sylvan's most recent closing stock price and resulting in a transaction valued at approximately $750 million. Following the transaction, which is expected to be accounted for as a pooling of interests, shareholders of National Education would hold approximately 47% of the fully diluted common stock of the combined company.

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     The combined company's 1996 revenues would have been in excess of $445 million, based on the most recent financial results for the two companies. The combined company will hold leading market positions in some of the most promising areas of the education field, including supplemental education services for children, computer-based testing, adult professional education and training, and distance learning.

     The transaction is expected to be completed by the end of the second quarter of 1997 and has been approved by the boards of directors of both Sylvan and National Education. It is subject to federal anti-trust review and approval by the shareholders of both companies, as well as other normal terms and conditions. Alex, Brown & Sons and BZW, the investment banking division of Barclays Bank plc, are serving as financial advisors to Sylvan and National Education, respectively.

     Doug Becker, Sylvan's co-chief executive officer, stated, "The merger of National Education with Sylvan will create a market leader in education services. We will have a broad and diverse customer base in all major segments: consumers, schools and industry. We will have the distribution capability to reach our customers at school, at home and in the work place through site-based and distance learning channels, including the Internet and Intranets. And, we will be America's leading exporter of educational services to international markets with approximately one-third of our revenues generated outside the U.S. This will place the combined company in an excellent position to increase its business in existing markets and to penetrate new markets within the trillion dollar worldwide education services field."

     Sam Yau, president and chief executive officer of National Education, noted, "The combination of our two businesses will create the industry's first true 'life-long learning company' serving education, training and testing needs from kindergarten through high school, to professional education, to advanced degree programs. We will have the technology platform to deliver education programs whenever and wherever the user wishes and the testing component to

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measure proficiency. A tremendous opportunity exists to leverage the core competencies of each business to achieve strong growth in what is a large but fragmented market."

     While Sylvan and National Education currently target different segments of the education services market, the companies expect to achieve meaningful synergies between complementary operations. For instance, the many services of Sylvan's Learning Center, Prometric (testing), and Wall Street (English language) divisions could be cross-marketed by National Education's ICS Learning Systems division, a sophisticated direct marketer of education services to consumers. Similarly, certain ICS courses could be migrated to technology platforms for learning center-based or Internet-based delivery in conjunction with Caliber, a Sylvan/MCI joint initiative.

     Chris Hoehn-Saric, Sylvan's chairman and co-chief executive officer, added, "We currently anticipate the acquisition to be accretive to earnings per share in 1997, before any benefits of cost savings or synergies and before expected one-time transaction-related expenses. It is also important to emphasize that National Education has accomplished a significant turnaround under the direction of Sam Yau and his management team, and that NEC is now well positioned to realize the growth potential inherent in its operating business."

     Mr. Hoehn-Saric will serve as chairman of the combined entity. Mr. Yau will join Mr. Becker as co-chief executive officer and will manage the acquired operations of National Education. The presidents of National Education's three principal subsidiaries, Chuck Moran (NETG), Gary Keisling (ICS), and Anita Kopec (Steck-Vaughn), have agreed to remain with the company after the combination.

     Sylvan Learning Systems, Inc. reported total revenues for 1996 of $157.1 million and net income of $14.7 million, or $0.58 per share, plus approximately $0.10 per share of non-recurring prior acquisition-related charges. It delivers computer-based testing for academic admissions, professional licensure and certification programs at more than 1,300 testing centers through its Sylvan Prometric division. The company traditionally is known for the network of more than 650 Sylvan Learning Centers that provide personalized instructional services to students

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of all ages and skill levels. Sylvan also provides educational services under contract to school systems through the Sylvan Contract Educational Services division; will offer adult professional education and training through the Caliber Learning Network, Inc.; and operates Wall Street Institute, a franchisor of learning centers teaching the English language.

     National Education Corporation generated revenue of $288.8 million and net income of $21.4 million, or $0.58 per share in 1996. Net income before unusual and non-recurring items was $22.6 million, or $0.62 per share. Its operations include ICS Learning Systems, the world's largest and most established provider of distance education in vocational, academic and professional studies; National Education Training Group (NETG), the global leader in Information Technology interactive media-based learning products; and an 83% ownership in Steck-Vaughn Publishing Corporation (Nasdaq:STEK), one of the country's largest publishers of supplemental education materials which address instructional needs from childhood through adulthood.

     Some statements in this news release may be considered forward-looking statements and, as such, involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: trends in the education services market; competitive pressures; new product development and technological change; capital requirements and the availability of funding; or changes in relationships with customers, academic institutions or other business associates. Other factors may include risk factors that may have been disclosed from time to time in documents filed with the Securities and Exchange Commission by Sylvan Learning Systems, Inc. and/or National Educational Corporation.

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